Exhibit 10.17
RESIGNATION AGREEMENT
This Resignation Agreement (the “Agreement”) is hereby entered into effective as of September 6, 2007 by and between Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket” and together with Leap, the “Company”), and Amin Khalifa (the “Executive”). Leap, Cricket and the Executive are sometimes referred to herein as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Executive is currently employed by Cricket as its Executive Vice President and Chief Financial Officer, serves as the Executive Vice President and Chief Financial Officer of Leap and the domestic subsidiaries of Leap and Cricket, and serves on the Board of Directors of Cricket and the domestic subsidiaries of Leap and Cricket; and
WHEREAS, Cricket offered Executive employment, and Executive accepted such offer, through a letter from Cricket to Executive dated July 19, 2006. In addition, Executive, Leap and Cricket entered into a Severance Benefits Agreement as of September 15, 2006 (collectively, such offer letter and Severance Benefits Agreement are referred to as the “2006 Agreements”); and
WHEREAS, Executive, Leap and Cricket wish to enter into this Agreement to terminate the employment relationship between Executive and Cricket through Executive’s resignation effective as of September 6, 2007 (the “Termination Date”), to terminate and supersede the 2006 Agreements in their entirety, and to resolve amicably all of their obligations to each other.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
1.       2006 Agreements. The 2006 Agreements shall be superseded entirely by this Agreement, and the 2006 Agreements shall have no further force or effect. Each of Executive, Leap and Cricket acknowledge and agree that they do not have any claims against any other Party based on or arising under the 2006 Agreements.
2.       Employment and Officer Status. Executive hereby resigns as an employee of Cricket effective as of the Termination Date. Executive’s separation from employment shall be reflected in Cricket’s records as a voluntary resignation. Executive hereby resigns from his position as Executive Vice President and Chief Financial Officer (and any other officer positions he may hold) of Leap, Cricket and each of their respective domestic affiliates and subsidiaries effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations.

3.       Resignation From Board. Executive hereby resigns from his position as a member of the Boards of Directors of Cricket and each of the domestic affiliates and subsidiaries of Leap and Cricket effective as of the Termination Date. Executive shall execute any additional documentation reasonably requested by the Company to effectuate such resignations.
4.       Compensation Through the Termination Date. Executive acknowledges and agrees that on the Termination Date, Cricket will issue Executive his final paycheck, reflecting (a) his earned but unpaid base salary through the Termination Date, and (b) all accrued, unused vacation due Executive through the Termination Date. The payments described in this Section shall be subject to all applicable taxes and withholding. Cricket, within thirty (30) days after the Termination Date, will reimburse Executive for any and all business expenses incurred by Executive in connection with the performance of his job duties prior to the Termination Date and reimbursable to Executive pursuant to the Company’s travel and expense reimbursement policies, which expenses shall be submitted to Cricket with supporting receipts and/or documentation no later than fifteen (15) days after the Termination Date. Executive acknowledges and agrees that with his final check, and the expense reimbursement check described in this Section, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, and other compensation he earned or is due in connection with his employment by Cricket. Executive acknowledges and agrees that the payments and benefits described in this Section constitute the only compensation, benefits or other amounts to which he is entitled pursuant to any policies, practices or benefit programs maintained by Leap or Cricket related to compensation and benefits. Effective as of the Termination Date, (a) Executive waives and relinquishes any right he may have to exercise any and all stock options granted to him by Leap under the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Stock Plan”), and (b) Executive sells to Leap, and Leap repurchases from Executive, all shares of Leap common stock granted and sold to Executive under the 2004 Stock Plan pursuant to Restricted Stock Award Grant Notices/Restricted Stock Award Agreements for the original cash purchase price for such shares, payable to Executive within seven days of the Termination Date. Executive further acknowledges and agrees that, effective as of the Termination Date, Executive will hold no right to stock, stock options, restricted stock, or deferred stock units in either Leap or Cricket, or long-term equity-based incentive compensation from the Company (collectively “Equity”), and hereby waives and relinquishes any claim to such Equity. This Section 4 shall not, however, constitute a waiver of any of Executive’s rights to any vested benefits under the Company’s 401(k) plan or to the payment to Executive of amounts credited to the Executive’s account under the Leap Employee Stock Purchase Plan in accordance with the provisions of such plan relating to employees whose employment with the Company has terminated, such credited amounts estimated to be approximately $2,200.00.
5.       Entitlement to Benefits. Except as provided in this Agreement, Executive’s entitlement to benefits from Leap or Cricket, and eligibility to participate in the benefit plans of Leap and Cricket, shall cease on the Termination Date, except to the extent Executive elects to and is eligible to continue his medical and dental benefits pursuant to COBRA. If Executive elects to continue benefits pursuant to COBRA, Cricket shall pay for such benefits for twelve months or, if shorter, until Executive qualifies for medical and dental benefits with another employer, provided, however, the total amount that Cricket shall be obligated to pay for such benefits shall not exceed Twenty One Thousand Dollars ($21,000). This Section 5 shall not, however, constitute a waiver of any of Executive’s rights to any vested benefits under the Company’s 401(k) plan or to the payment to Executive of amounts credited to the Executive’s account under the Leap Employee Stock Purchase Plan in accordance with the provisions of such plan relating to employees whose employment with the Company has terminated, such credited amounts estimated to be approximately $2,200.00.
6.       Severance Payment. Subject in all respects to (i) Executive’s performance of his obligations under this Agreement, (ii) Executive’s execution and delivery to the Company of the General Release attached hereto and incorporated herein as Addendum A (the “General Release”), and (iii) the expiration of the seven day revocation period following the execution and delivery of the General Release as described therein, without Executive’s having given notice of revocation, Cricket shall pay Executive a severance payment in the gross amount of Five Hundred Ninety Thousand, Six Hundred Twenty Five Dollars ($590,625) ( subject to applicable withholding at the minimum permissible rate) in a lump sum in accordance with the Company’s payroll practices as soon as practicable, in accordance with the Company’s normal accounting practices, after the date on which the General Release becomes irrevocable (but in no event more than two weeks after such date), in lieu of any payments or benefits to which Executive may have been entitled pursuant to the 2006 Agreements or otherwise with respect to the termination of his employment with Cricket and his officer and director relationships with Leap, Cricket and the domestic subsidiaries of Leap and Cricket.
7.       Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company (including, without limitation, information with respect to the Company’s and its affiliates’ operations, processes, products, inventions, business practices, finances, principals, employees, vendors, suppliers, customers, potential customers, shareholders, business plans, marketing plans, proposals or methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment) are the sole property of the Company and constitute trade secrets and/or confidential business information of the Company. Promptly following the execution of this Agreement, Executive agrees to return all files, customer lists, financial information or other Company property (excluding documents that have been publicly filed with the SEC) which are in the Executive’s possession or control without making copies thereof. Except as required pursuant to applicable law, Executive further agrees that he will not disclose to any person or use for his own account any of the above described trade secret information, observations or data without the written consent of Leap’s Board of Directors. Further, Executive acknowledges that any unauthorized use of the above described confidential information will cause irreparable harm to the Leap and Cricket and their affiliates and will give rise to an immediate action by any of them for injunctive relief. Executive continues to be bound by the Invention Disclosure, Confidentiality and Proprietary Rights Agreement that he signed during his employment in accordance with the terms thereof.
8.       Cooperation Clause. Executive agrees to cooperate fully with the Company (including the Boards of Directors of Leap and Cricket and any special committees of the Boards of Directors of Leap and Cricket) and its counsel and accountants in any financial audits or internal investigation involving securities, financial, accounting, or other matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by Cricket. Cricket agrees to reimburse Executive for: (a) his reasonable and actual expenses incurred in providing such cooperation; and (b) his time spent providing such cooperation at his then current regular rate of pay, or if none, in an amount not less than $250 per hour provided, however, the Company shall have no obligation to reimburse Executive under this Section 8 for his time, cooperation or assistance in any matter in which he is named as a defendant or respondent or with respect to which Executive requests indemnification pursuant to Section 12 of this Agreement. Except as required by law or authorized in advance by the Leap Board of Directors, Executive shall not knowingly communicate, directly or indirectly, with shareholders of Leap or their representatives concerning the management of the Company, the operations of the Company, or the financial status of the Company. Executive shall not knowingly take any action materially detrimental to the interests of the Company or its management. Nothing in the preceding two sentences shall apply to testimony given by any person in a legal proceeding.
9.       Confidentiality of Agreement. Except as expressly set forth in Section 10, the provisions of this Agreement shall be held in strictest confidence by the Parties and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement, in confidence, to his spouse; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) Leap may disclose this Agreement as necessary to fulfill standard or legally required SEC or corporate reporting or disclosure requirements; (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) Executive may inform third parties that he voluntarily resigned from his positions with Leap and Cricket.
10.       Press Release; Mutual Nondisparagement.
a.         No later than September 7, 2007 Leap shall issue a press release regarding Executive’s resignation in the form attached hereto as Addendum B or in such other form as the Parties mutually agree to. Except as required by law or court order, neither Leap, Cricket, nor their respective officers or directors shall make any additional or inconsistent public statements regarding Executive’s resignation, termination or departure from the Company, or performance while employed by the Company, unless in response to a prior statement or communication by a Party in violation of this Section 10. The Company shall not encourage or induce any employees to make any additional or inconsistent public statements regarding Executive’s resignation, termination or departure from the Company, or performance while employed by the Company. Leap, Cricket, and their officers and directors, on the one hand, and Executive , on the other hand, shall not disparage or otherwise publish or communicate derogatory statements or opinions about the other to any third party, unless in response to a prior statement or communication by the other side in violation of this Section 10. The Company shall not encourage or induce any employees to disparage or otherwise publish or communicate derogatory statements or opinions about Executive to any third party. Internal communications among the senior management personnel or the Board of Directors of Leap or Cricket shall not be considered communications to a third party for purposes of this Section. Nothing in this Section 10 shall apply to testimony given by any person in a legal proceeding.
b.         The Company warrants and represents that since June 1, 2007, the Company’s officers and directors have not knowingly made material disparaging statements or otherwise knowingly published or communicated material derogatory statements or opinions concerning Executive or his work performance to any third party that has not signed a non-disclosure agreement or is not otherwise subject to a confidentiality obligation to the Company prohibiting the public dissemination or disclosure of such communications or information concerning Executive.
c.         In the event that Leap, Cricket or any of their respective affiliates materially breaches the provisions of Section 9 or 10, Executive (but not the Company) shall, in addition to and without limiting any of his other legal remedies, be entitled to treat Section 9 as null and void.
11.       Non-Solicitation.
a.       For the period commencing on the Termination Date and terminating ten months and fifteen days thereafter, Executive shall not, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner, shareholder or otherwise, on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company, or any of its affiliates, any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company, or any of its affiliates; provided, however, that a general advertisement to which an officer or employee of the Company, or any of its affiliates, responds shall in no event be deemed to result in a breach of this Section 11(a).
b.       In the event that Executive breaches the provisions of Section 11(a), or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce Section 11(a). Executive acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that Executive breaches or threatens to breach Section 11(a) and, in the event that the Company institutes any action or proceeding to enforce Section 11(a) seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that the Company has an adequate remedy at law. Also, in addition to any other remedies available to the Company in law or equity, in the event that Executive breaches the provisions of Section 11(a) in any material respect, Executive shall be obligated to repay to the Company the benefits that Executive has received under Section 6.
12.       Indemnification.
Executive will continue to be indemnified by any applicable insurance policies, agreements, or bylaws of the Company and as otherwise required by law for his actions as an employee, officer, and director prior to the Termination Date to the same extent as during his employment to the fullest extent provided by law.
13.       Return of Equipment.
Within five (5) days of the Termination Date, Executive shall return to the Company in good working order any equipment, instruments, or accessories of the Company in his custody for the purpose of conducting the business of the Company without deleting, removing, or duplicating any data reflecting the Company’s proprietary information, or if not returned, account to the Company to its reasonable satisfaction for all such equipment, instruments, or accessories.

14.       Miscellaneous Provisions.
a.       The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.
b.       Except as expressly stated herein, this Agreement and its addenda represent the sole and entire agreement between the Parties with respect to the subject matters contained herein and supersede all prior documents, agreements, negotiations and discussions between the Parties with respect to the subject matters contained herein. The Parties acknowledge and agree that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive’s employment with the Company, the termination of Executive’s employment with the Company, and settlement of all claims between the Parties other than those expressly set forth in this Agreement.
c.       No provision of this Agreement may be altered, modified or amended unless such alteration, modification, or amendment is agreed to in writing and signed by Executive on the one hand and Leap and Cricket on the other, which writing expressly states the intent of the Parties to modify this Agreement.
d.       This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. This Agreement has been reviewed by the parties hereto and their respective attorneys, and the parties have had a full opportunity to negotiate the contents hereof. The parties hereto expressly waive any common law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement. The language in the Agreement shall not be construed for or against any particular Party. The headings used herein are for reference only and shall not affect the construction of this Agreement.
e.       No waiver by any Party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other Party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
f.       This Agreement may be executed in one or more counterparts, and by facsimile, each of which shall be deemed to be an original as against any Party that has signed it, but all of which together will constitute one and the same instrument.
g.       Executive acknowledges that the payments and benefits provided in this Agreement may have tax ramifications to him. The Company has provided no tax or other advice to Executive on such matters and Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences he may face.
h.       EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, INCLUDING ADDENDA A AND B, CAREFULLY, UNDERSTANDS ALL OF ITS TERMS, AND AGREES TO THOSE TERMS KNOWINGLY, FREELY,

VOLUNTARILY, AND WITHOUT DURESS. Executive acknowledges that, in executing and entering into this Agreement, he has relied on the advice of independent legal counsel of his own selection.
i.       Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid, or sent by overnight courier service as follows:
If to Leap or Cricket, at:
Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, California 92121
Attention: General Counsel
If to the Executive, at:
Amin Khalifa
4 Little Pond
Laguna Nigel, CA 92677
or at such other address as any party may specify by notice given to such other party in accordance with this Section 14(i). The date of giving of any such notice shall be the date of hand delivery, five days after the date deposited in the US Mail or the day immediately following the date when deposited with an overnight courier.
j.       Each of Executive, Leap and Cricket acknowledge that they have been given the opportunity to consult with their own legal counsel with respect to the matters referenced in this Agreement, and that they have obtained and considered the advice of such legal counsel as they deem necessary or appropriate, such that they have voluntarily and freely entered into this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates indicated below.

EXECUTIVE	LEAP WIRELESS INTERNATIONAL, INC.

/s/ AMIN KHALIFA	By:	/s/ ROBERT J. IRVING, JR.

Amin Khalifa	Name: Robert J. Irving, Jr. Its: Senior Vice President

Dated: September 6, 2007

CRICKET COMMUNICATIONS, INC.

	By:	/s/ ROBERT J. IRVING, JR.

Name: Robert J. Irving, Jr. Its: Senior Vice President

Dated: September 6, 2007

APPROVED AS TO FORM:	APPROVED AS TO FORM:

/s/ EVAN MOSES	/s/ MARK PULLIAM

Evan Moses Winston & Strawn LLP Attorneys for Executive	Mark Pulliam Latham & Watkins LLP Attorneys for Leap Wireless International, Inc. and Cricket Communications, Inc.

Dated: September 6, 2007

Dated: September 6, 2007

ADDENDUM A
FULL GENERAL RELEASE OF ALL CLAIMS
This Full General Release of All Claims (this “General Release”) is executed by Amin Khalifa, Leap Wireless International, Inc. (“Leap”), and Cricket Communications, Inc. (“Cricket”) on September 6, 2007.
1.       General Release of Claims. In consideration of the benefits under Section 6 of the Resignation Agreement (the “Agreement”) Amin Khalifa (“Executive”), Executive does hereby for himself and his spouse, beneficiaries, affiliates, heirs, successors and assigns, and all persons claiming through him or them, release, acquit and forever discharge Cricket, Leap, the direct and indirect subsidiaries of Leap and Cricket, and the present and former stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns of Leap, Cricket and such subsidiaries, and all persons acting by, through or in concert with them (the “Company Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which Executive may have against the Company Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, the offer letter from Cricket to Executive dated July 19, 2006, the Severance Benefits Agreement between Cricket and Executive made and entered into as of September 15, 2006, Executive’s employment with Cricket, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination and Employment Act, the Equal Pay Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, 1871 and 1991, the California Fair Employment and Housing Act, the California Occupational Safety and Health Act, claims for unpaid wages and failure to pay wages under the California Labor Code (collectively, “Claims”), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s rights to stock, stock options, restricted stock, deferred stock units, long-term equity-based incentive compensation, or any other form of equity interest in either Leap or Cricket (which rights are hereby relinquished), or any contract, agreement or compensation arrangement between Executive and Leap and Cricket (collectively, the “Company”). This General Release shall not, however, constitute a waiver of any of Executive’s rights under the Agreement, to any vested benefits under the Company’s 401(k) plan, or to the payment to Executive of amounts credited to the Executive’s account under the Leap Employee Stock Purchase Plan in accordance with the provisions of such plan relating to employees whose employment with the Company has terminated.
2.       Release of Unknown Claims. IN ADDITION, EXECUTIVE EXPRESSLY WAIVES ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH READS AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER

MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
WITH FULL AWARENESS AND UNDERSTANDING OF THE ABOVE PROVISIONS, EXECUTIVE HEREBY WAIVES ANY RIGHTS HE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. EXECUTIVE INTENDS TO, AND HEREBY DOES, RELEASE THE COMPANY RELEASEES FROM CLAIMS WHICH EXECUTIVE DOES NOT PRESENTLY KNOW OR SUSPECT TO EXIST AT THIS TIME.
3.       Older Workers’ Benefit Protection Act. EXECUTIVE AGREES AND EXPRESSLY ACKNOWLEDGES THAT THIS GENERAL RELEASE INCLUDES A WAIVER AND RELEASE OF ALL CLAIMS WHICH EXECUTIVE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. SECTION 621, ET SEQ. (“ADEA”). THE FOLLOWING TERMS AND CONDITIONS APPLY TO AND ARE PART OF THE WAIVER AND RELEASE OF ALL CLAIMS INCLUDING BUT NOT LIMITED TO THE ADEA CLAIMS UNDER THIS GENERAL RELEASE:
a.       That the Agreement and this General Release are written in a manner calculated to be understood by Executive.
b.       The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.
c.       The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
d.       Executive is advised to consult an attorney before signing this General Release.
e.       Executive is afforded twenty-one (21) days after Executive is provided with this General Release to decide whether or not to sign this General Release, although Executive may waive such period by signing the General Release sooner. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.
f.       Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 6 of the Agreement.
h.       If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his intent to revoke this General Release to Cricket’s General Counsel on or before the seventh (7th) day after the date hereof.

4.       No Assignment of Claims. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Company Releasees, or any of them, and Executive agrees to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
5.       No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Company Releasees any of the Claims released hereunder, then he will pay to the Company Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim.
6.       No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.
7.       Voluntary Release. EXECUTIVE acknowledges that he has been advised to consult with an attorney prior to signing this Agreement and has been given a full opportunity to consult with his attorney with respect to the matters referenced in this General Release, and that EXECUTIVE has obtained and considered such legal counsel as he deems necessary, such that EXECUTIVE is entering into this General Release freely, knowingly and voluntarily.
IN WITNESS WHEREOF, Executive has executed this General Release on the date first written above.

EXECUTIVE	LEAP WIRELESS INTERNATIONAL, INC.

/s/ AMIN KHALIFA	By:	/s/ ROBERT J. IRVING, JR.

Amin Khalifa	Name: Robert J. Irving, Jr. Its: Senior Vice President

Dated: September 6, 2007

CRICKET COMMUNICATIONS, INC.

	By:	/s/ ROBERT J. IRVING, JR.

Name: Robert J. Irving, Jr. Its: Senior Vice President

Dated: September 6, 2007

ADDENDUM B
PRESS RELEASE
FOR IMMEDIATE RELEASE
Leap contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
James Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Jim Barron 212-687-8080
Matt Benson 415-618-8750
Sard Verbinnen & Co.
Leap to Review MetroPCS Proposal
~ Leap also Announces President and CEO Doug Hutcheson Assumes Interim CFO Role ~
SAN DIEGO — September 7, 2007 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today announced that its Board of Directors will review the unsolicited proposal received on September 4 from MetroPCS Communications, Inc. (NYSE: PCS) to acquire all of Leap.
Leap’s Board of Directors will make a determination regarding the proposal following completion of its review. In connection with this matter, Leap is being advised by Goldman, Sachs & Co. and Jeffrey Williams & Co. LLC as financial advisors, and Wachtell, Lipton, Rosen & Katz, and Latham & Watkins, LLP as legal advisors.
Separately, Leap announced that CFO, Amin Khalifa, has resigned from the company to pursue other interests. Leap CEO and President, Doug Hutcheson, will assume the additional duties of interim CFO, pending the naming of a successor to Mr. Khalifa. Hutcheson held the post of CFO at Leap from August 2002 to February 2005 when he was named CEO. “I want to thank Amin for his contributions,” Hutcheson said.

“We believe the company has made good progress in the last year and is positioned for continued success. I wish Amin continued success in his future endeavors.”
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket® and Jump MobileTM services. The company and its joint ventures now operate in 23 states and hold licenses for 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks of Cricket: Unlimited Access Plus, Unlimited Access, Unlimited Plus, Unlimited Classic, By Week, Jump, Travel Time, Cricket Clicks and the Cricket “K.” All other trademarks are the property of their respective owners.